UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Gastar Exploration Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION, DATED MARCH 27, 2017

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

SPECIAL MEETING OF STOCKHOLDERS

May 2, 2017

April     , 2017

To our Stockholders:

We cordially invite you to attend a special meeting of the stockholders of Gastar Exploration Inc., a Delaware corporation (“Gastar,” the “Company,” “we,” “us” or “our”). This meeting will be held on May 2, 2017, at 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 (the “Special Meeting”).

In March 2017, we refinanced substantially all of our outstanding indebtedness and financed a strategic acquisition with a portion of net proceeds from equity and debt financing transactions with funds managed by an affiliate of Ares Management, L.P. (“Ares”). As part of these financing transactions, the Company issued and sold for cash, at par, an aggregate of $200.0 million principal of our Convertible Notes due 2022 (the “Notes”) to funds (the “Purchasers”) managed by an affiliate of Ares.

At the Special Meeting, we are asking holders of our outstanding common stock, par value $0.001 per share (the “Common Stock”), other than the Purchasers, to approve the issuance of our Common Stock pursuant to the conversion rights and certain mandatory repurchase rights related to the Notes issued to the Purchasers. The approval is required in order to comply with the listing standards of the NYSE MKT LLC (the “NYSE MKT”), the stock exchange on which our Common Stock is listed (ticker symbol: GST), as set forth in more detail in the attached Notice of Special Meeting of Stockholders and accompanying Proxy Statement.

The outstanding Notes will only become convertible pursuant to their terms in the event the stockholder proposal to be considered at the Special Meeting is approved by our stockholders on or before July 3, 2017. In addition, if the stockholder proposal is approved on or before such date, the Company has agreed to issue 25,456,521 shares of Common Stock to repurchase and retire $37.5 million principal of the outstanding Notes, which would reduce the outstanding principal amount of the Notes to $162.5 million.

In the event the proposal made at the Special Meeting is not approved by stockholders on or before July 3, 2017:

•	the outstanding $200.0 million principal of Notes will not be convertible into Common Stock at any time;

•	$37.5 million in principal of the outstanding Notes will not be retired in exchange for shares of Common Stock;

•	the Notes will not be redeemable by the Company prior to their scheduled maturity on March 1, 2022, except upon payment of a “make-whole” redemption premium;

•	the interest rate on the Notes will increase from 6.0% per annum in increments to 15.0% per annum, up to 7.0% per annum of which may be payable “in kind” through the issuance of additional Notes in the principal amount of such interest at the option of the Company;

•	if we elect to minimize the increase in cash interest payments by issuing full “pay in kind” interest permitted under the Notes by issuing additional Notes, the principal balance of the $200 million Notes would increase to approximately $274 million at maturity, which would also result in an approximate incremental $41 million in cash interest expense for the life of the Notes; and

•	a substantial portion of the Company’s internally generated cash flow will be required to be used to service its debt rather than being invested in its planned capital programs which are intended to increase the value of the Company’s assets.

As a result of these consequences, if the proposal is not approved by our stockholders, the Company’s ability to re-invest in its assets and carry out its business plan may be significantly impaired.

Our Board believes that the recent Ares financings were integral to Gastar’s ability to implement its business plan by extending near term maturities of our outstanding debt, providing additional equity support to the balance sheet and providing additional funds to make strategic acquisitions and for general corporate purposes. Approval of the stockholder proposal to be considered at the Special Meeting will further the Company goals by providing for the immediate reduction of $37.5 million of our outstanding Notes and the opportunity to convert our Notes to equity at a price significantly above recent trading prices of our Common Stock. Approval of the Proposal also avoids burdening our future cash flow with increases in the cash requirements for our interest payments on the Notes of up to $20.25 million per year. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the proposal.

It is important that your shares of common stock are represented at the Special Meeting, whether or not you plan to attend in person and regardless of the number of shares of common stock you own. If you are a stockholder whose shares of common stock are registered in your name, to ensure your shares of common stock are represented, we urge you to submit a proxy containing your voting instructions as soon as possible via the Internet per the instructions provided or by signing and dating the enclosed proxy card and returning it in the envelope provided for that purpose, in the manner described in the Proxy Statement accompanying this notice (the “Proxy Statement”). Even if you submit your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON MAY 2, 2017.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”) and in connection with the solicitation of proxies by the Board for the Special Meeting, we have made our proxy materials available to you free of charge on the Internet in addition to delivering paper versions of these materials to you by mail (including the attached Notice of Special Meeting of Stockholders, Proxy Statement and a form of proxy). Beginning on or about April     , 2017, these proxy materials are being mailed to our stockholders and are available on the Internet at http://www.proxyvote.com.

DATED this April     , 2017.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. RUSSELL PORTER
J. Russell Porter
President and Chief Executive Officer

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

SPECIAL MEETING OF STOCKHOLDERS

May 2, 2017

To our Stockholders:

NOTICE IS GIVEN that the Special Meeting of Gastar Exploration Inc., a Delaware corporation (the “Company”), is scheduled to be held on May 2, 2017, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, to consider and vote upon the following matters described in this notice and the accompanying proxy statement (the “Proposal”):

1.	To approve the issuance of common stock of the Company upon exercise of conversion rights of the Company’s Convertible Notes due 2022 pursuant to the terms of such notes and the indenture governing such notes and pursuant to a mandatory obligation of the Company to repurchase $37.5 million principal of such outstanding notes for 25,456,521 shares of common stock.

Only holders of record of the Company’s common stock, par value $.001 per share (the “Common Stock”) at the close of business on April     , 2017, which is the record date for the Special Meeting, are entitled to notice of and to attend the Special Meeting or any adjournment or postponement thereof and to vote on the above listed matters at the Special Meeting. In accordance with the policies and listing standards of the NYSE MKT LLC, the stock exchange on which the Company’s Common Stock is listed, the holders of 29,408,305 shares of Common Stock originally issued on March 3, 2017 to funds managed by an affiliate of Ares Management, L.P. are not entitled to vote such shares on the Proposal. A list of stockholders entitled to vote at the Special Meeting will be available for inspection starting on April     , 2017 through May 1, 2017 during usual business hours at our offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010, and will also be available for inspection at the Special Meeting.

It is important that your shares of Common Stock are represented at the Special Meeting, whether or not you plan to attend in person and regardless of the number of shares of Common Stock you own. If you are a stockholder whose shares of Common Stock are registered in your name, to ensure your shares of Common Stock are represented, we urge you to submit a proxy containing your voting instructions as soon as possible via the Internet per the instructions provided or by signing and dating the enclosed proxy card and returning it in the envelope provided for that purpose, in the manner described in the Proxy Statement accompanying this notice (the “Proxy Statement”). Even if you submit your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

The specific details of the matters proposed to be dealt with at the Special Meeting are set forth in the accompanying Proxy Statement.

ADDITIONAL INFORMATION

For additional questions about the Proposal, assistance in submitting proxies or voting shares of our Common Stock, or to request additional copies of the Proxy Statement or the enclosed proxy card, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll Free: 1-800-431-9643

Banks and Brokers Call Collect: 1-212-709-3328

Email: gst@dfking.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2017.

The Notice of Special Meeting of Stockholders and the Proxy Statement are available at http://www.proxyvote.com.

DATED this April      , 2017.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. RUSSELL PORTER
J. Russell Porter
President and Chief Executive Officer

PROXY STATEMENT

For Special Meeting of Stockholders of Gastar Exploration Inc. to be held May 2, 2017

i

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

The Board of Directors of Gastar Exploration Inc., a Delaware corporation (the “Company” or “Gastar”, including references to “we”, “us” or “our”) is soliciting proxies for use at our Special Meeting of Stockholders (the “Special Meeting”) that is scheduled to be held on May 2, 2017, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, or at any adjournment thereof, for the purposes set forth herein. Proxy materials are being mailed on or about April     , 2017, to all stockholders entitled to vote at the Special Meeting, based on a April     , 2017 record date.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, SPECIAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote at the Special Meeting because you owned shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) at the close of business on April     , 2017, the record date for the Special Meeting (the “Record Date”), and are therefore entitled to vote at the Special Meeting. This Proxy Statement, along with a proxy card, is being mailed to stockholders on or about April     , 2017. We have also made these materials available to you free of charge on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the Special Meeting. As a stockholder, your vote is very important and the Board strongly encourages you to exercise your right to vote. You do not need to attend the Special Meeting in person to vote your shares of our Common Stock, and we encourage you to vote even if you are unable to attend the Special Meeting. If you are unable to attend the Special Meeting in person, you may vote by Internet or by signing and returning the attached proxy card in the envelope provided. See “How do I vote?” below.

When and where will the Special Meeting be held?

The Special Meeting will be held on May 2, 2017, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

Who is soliciting my proxy?

The Board is soliciting your proxy to vote on all matters scheduled to come before the Special Meeting, whether or not you attend in person. By completing and returning the proxy card or by casting your vote via the Internet, you are authorizing the proxy holders to vote your shares at the Special Meeting, as you have instructed.

On what matters will I be voting? How does the board of directors recommend that I cast my vote?

At the Special Meeting, you will be asked to approve:

•	the issuance of Common Stock of the Company upon exercise of conversion rights of the Company’s Convertible Notes due 2022 pursuant to the terms of such notes and the indenture governing such notes and pursuant to a mandatory obligation of the Company to repurchase $37.5 million principal of such outstanding notes for 25,456,521 shares of Common Stock (the “Proposal”).

Our Board unanimously recommends that our stockholders vote “FOR” the Proposal.

There will be no other matters presented for action at the Special Meeting other than the items outlined above.

Who is entitled to vote?

Only holders of record of our Common Stock at the close of business on April     , 2017, are entitled to notice of, and to vote at, the Special Meeting. In accordance with the policies and listing standards of the NYSE MKT LLC (“NYSE MKT”), the stock exchange on which our Common Stock is listed, the holders of 29,408,305 shares of Common Stock originally issued on March 3, 2017 to funds (the “Purchasers”) managed by an affiliate of Ares Management, L.P. (“Ares”) are not entitled to vote such shares on the Proposal.

How many votes may I cast?

Each share of our Common Stock that you own on the Record Date entitles you to cast one vote on each matter that is properly brought before the Special Meeting.

How many votes can be cast by all stockholders?

As of the Record Date, there were              shares of Common Stock outstanding and entitled to vote at the Special Meeting, which excludes 29,408,305 shares of Common Stock originally issued on March 3, 2017 to the Purchasers which holders are not entitled to vote on the Proposal under NYSE MKT policies.

Is my vote important?

Your vote is important regardless of how many shares of our Common Stock that you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Can I vote if my shares are held in “street name”?

If your shares of Common Stock are held through a broker, bank or other nominee, you are considered the beneficial owner of the shares of Common Stock held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares of Common Stock and are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. In order to vote your shares of Common Stock, you will need to follow the directions your broker, bank or other nominee provides you.

Why is stockholder approval necessary for the right to convert the Notes into our Common Stock and issue Common Stock to repurchase a portion of the outstanding Notes?

Our Common Stock is listed on the NYSE MKT and, as a result, we are subject to Sections 712 and 713 of the NYSE MKT pursuant to which we are required to obtain stockholder approval prior to any sale, issuance, or potential issuance of common stock, or securities convertible into common stock, in any transaction if the number of shares of common stock issued or issuable upon conversion represents greater than 20% of our outstanding Common Stock and may be viewed as a change in control under NYSE MKT policies. The number of shares of Common Stock, including (i) the shares of Common Stock issued to the Purchasers on March 3, 2017, (ii) shares which may be issued upon the exercise of the right to convert our Convertible Notes due 2022 (the “Notes”) into Common Stock at an initial conversion price of $2.2103 per share pursuant to the terms of the Notes and the indenture governing the Notes and (iii) the proposed issuance of 25,456,521 shares of Common Stock pursuant to a mandatory obligation of the Company to repurchase $37.5 million principal equal to $1.4731 per share of the currently outstanding Notes in the event of approval of the Proposal, collectively represent greater than 20% of our outstanding Common Stock and may be viewed as a change in control under NYSE MKT policies (though not for other purposes). Consequently, the right of the Purchasers to exercise any conversion rights pursuant to the Notes and the governing indenture, and the obligation to issue of 25,456,521 shares of Common Stock to repurchase $37.5 million principal of the currently outstanding Notes, are conditioned on the approval by the Company’s stockholders as required under NYSE MKT Sections 712 and 713. Accordingly, at the Special Meeting, holders of shares of our Common Stock will be asked to vote on the Proposal.

Why is our board of directors recommending approval of each of the Proposals?

Our Board believes that the recent Ares financings were integral to Gastar’s ability to continue its business plan by extending maturities of our outstanding debt, providing additional equity support to the balance sheet and providing additional funds to make strategic acquisitions and fund a portion of our 2017 capital expenditure program. Approval of the stockholder proposal to be considered at the Special Meeting will further the Company goals by providing for the immediate reduction of $37.5 million of our outstanding Notes and the opportunity to convert our Notes to equity at a price significantly above recent trading prices of our Common Stock. Approval of the Proposal also avoids burdening our future cash flow with increases in our cash requirements for our interest payments on the Notes of up to $20.25 million per year.

For these reasons, our board of directors has unanimously recommended that our stockholders approve each of these Proposals.

What will be the consequences to the Company if stockholder approval of the Proposals is not obtained?

In the event the proposal made at the Special Meeting is not approved by stockholders on or before July 3, 2017:

•	the outstanding $200.0 million principal of Notes will not be convertible into Common Stock at any time;

•	the $37.5 million in principal of the outstanding Notes will not be retired in exchange for the issuance of 25,456,521 shares of Common Stock;

•	the Notes will not be redeemable by the Company prior to their scheduled maturity on March 1, 2022, except upon payment of a “make-whole” redemption premium;

•	the interest rate on the Notes will increase from 6.0% per annum in increments to 15.0% per annum, up to 7.0% per annum of which may be payable “in kind” through the issuance of additional Notes in the principal amount of such interest at the option of the Company, resulting in increases in cash interest payments of up to $20.25 million per year

•	if we elect to minimize the increase in cash interest payments by issuing full “pay in kind” interest permitted under the Notes by issuing additional Notes, the principal balance of the $200 million Notes would increase to approximately $274 million at maturity, which would also result in an approximate incremental $41 million in cash interest expense for the life of the Notes; and

•	a substantial portion of the Company’s internally generated cash flow will be required to be used to service its debt rather than being invested in its planned capital programs which are intended to increase the value of the Company’s assets.

As a result of these consequences, if the proposal is not approved by our stockholders, the Company’s ability to re-invest in its assets and carry out its business plan may be significantly impaired.

How many shares must be present to hold the special meeting?

A quorum of stockholders is necessary for a valid Special Meeting. The required quorum for the transaction of business at the Special Meeting is the presence, either in person or by proxy, of holders of not less than one-third (33 1/3%) of the total outstanding shares of common stock entitled to vote at the Special Meeting.

Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until further adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

How do I vote?

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	To Vote by Mail. You may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed envelope. The shares of Common Stock that you own will be voted according to the instructions on the proxy card that you provide. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the shares of Common Stock that you own will be voted in accordance with the recommendations of the Board. In order to be valid and acted upon at the Special Meeting, your proxy card must be received by our registrar and transfer agent, American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219, at least 24 hours before the time of the Special Meeting or any adjournment thereof, excluding weekends and holidays.

•	To Vote by Internet. You may vote online by going to the following Internet address: http://www.proxyvote.com. Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot. You may use the Internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on , 2017.

•	To Vote by Telephone. You may vote by phone by using a touch-tone telephone and calling the following toll free number: 1-800-690-6903. Please have your proxy card available and follow the instructions to vote. You may use the phone to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on , 2017.

•	To Vote in Person. If you attend the Special Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot, which will be available at the Special Meeting. Attending the Special Meeting without delivering your completed proxy card or completing a ballot will not count as a vote. Submitting a proxy via mail or by Internet will not prevent you from attending the Special Meeting and voting in person.

Street Name Stockholders. Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may indicate your vote by completing, signing and dating your voting instruction card or other information forwarded by your broker, bank or other nominee and returning it to such party in the manner specified in such materials.

•	By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your broker, bank or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. You may vote in person at our Special Meeting if you obtain a legal proxy from your broker, bank or other nominee. Please consult the voting instruction form or other information sent to you by the record holder to determine how to obtain a legal proxy in order to vote in person at our Special Meeting.

What happens if I don’t vote for the Proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Rules of the NYSE MKT determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE MKT rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under NYSE MKT rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

What vote is required to approve the proposal discussed in this Proxy Statement?

Proposal	Vote Required
To approve the issuance of common stock of the Company upon exercise of conversion rights of the Company’s Convertible Notes due 2022 pursuant to the terms of such notes and the indenture governing such notes and pursuant to a mandatory obligation of the Company to repurchase $37.5 million principal of such outstanding notes for 25,456,521 shares of common stock.	A majority of the votes cast in person or by proxy.

Approval of the Proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy. Under applicable NYSE MKT rules, abstentions will be deemed votes cast and will have the same effect as votes against the proposal. Broker non-votes will not be counted as votes cast and therefore will not affect the outcome of the vote.

Can I change my vote after I have mailed my proxy card?

Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•	submitting written notice to that effect or a new proxy to our Corporate Secretary at our registered office at any time up to and including the last business day preceding the day of the Special Meeting;

•	submitting written notice to that effect or a new proxy to the chairperson of the Special Meeting at the Special Meeting at any time before the polls close at the Special Meeting;

•	voting again through the Internet prior to 11:59 p.m. Eastern Time on , 2017;

•	voting in person at the Special Meeting; and

•	in any other manner permitted by law.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with such entity’s procedures. In either case, your attendance at the Special Meeting alone will not revoke your proxy.

Who bears the costs of soliciting these proxies?

We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and the other proxy materials furnished to stockholders. In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have hired D.F. King & Co., Inc. (“D.F. King”) to help us distribute and solicit proxies. We estimate that we will pay D.F. King a fee of approximately $7,500, plus expenses for these services.

We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to such beneficial owners. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Can any other business be conducted at the Special Meeting?

No. Under our bylaws and the Delaware Code of General Corporate Law (the “DGCL”), the business to be conducted at the Special Meeting will be limited to the purposes stated in the notice to stockholders provided with this Proxy Statement.

What happens if the Special Meeting is adjourned?

The Special Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. Under our bylaws, the chairman of the meeting may adjourn or recess any meeting of stockholders, annual or special, at any time and for any reason, whether or not a quorum is present, to reconvene at the same or some other place. Under the DGCL and our bylaws, we are not required to notify stockholders of any adjournments of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who should I call if I have questions or need assistance voting my shares?

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, D.F. King, toll-free at 1-800-431-9643.

How do I get directions to the Special Meeting?

For directions to the Special Meeting, please contact our Corporate Secretary at (713) 739-1800.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included or incorporated by reference in this Form 10-K are forward-looking statements, including, without limitation, all statements regarding future plans, business objectives, strategies, expected future financial position or performance, future covenant compliance, expected future operational position or performance, budgets and projected costs, future competitive position or goals and/or projections of management for future operations. In some cases, you can identify a forward-looking statement by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target” or “continue,” the negative of such terms or variations thereon, or other comparable terminology.

The forward-looking statements contained in this Proxy Statement are largely based on our expectations and beliefs concerning future developments and their potential effect on us, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends and other factors. Forward-looking statements may include statements that relate to, among other things, our:

•	financial condition;

•	cash flow and liquidity;

•	timing and results of property divestitures;

•	compliance with covenants under our indenture and credit agreements;

•	management’s ability to execute our plans to meet our goals;

•	business strategy and budgets;

•	capital expenditures;

•	drilling of wells, including the scheduling and results of such operations;

•	oil, natural gas and natural gas liquids (“NGLs”) reserves;

•	timing and amount of future production of oil, condensate, natural gas and NGLs;

•	operating costs and other expenses;

•	availability of capital;

•	prospect development.

•	exploration and development risks;

•	environmental risk;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 9, 2017 (our “Annual Report”). All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the known material factors that could cause actual results to differ from those in the forward-looking statements, see Item 1A. “Risk Factors” in Part I of our Annual Report. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions all readers that the forward-looking statements contained in our Annual Report are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•	the supply and demand for oil, condensate, natural gas and NGLs;

•	continued low or further declining prices for oil, condensate, natural gas and NGLs including risks of low commodity prices affecting the benefits of the Development Agreement (as defined in our Annual Report);

•	our financial condition, results of operations, revenues, cash flows and expenses;

•	the potential need to sell certain assets or raise additional capital;

•	the need to take ceiling test impairments due to low commodity prices;

•	worldwide political and economic conditions and conditions in the energy market;

•	the extent to which we are able to realize the anticipated benefits from acquired assets;

•	our ability to monetize certain assets;

•	our ability to raise capital to fund capital expenditures, service our indebtedness or repay or refinance debt upon maturity;

•	the ability and willingness of our current or potential counterparties, third-party operators or vendors to enter into transactions with us and/or to fulfill their obligations to us;

•	failure of our co-participants to fund any or all of their portion of any capital program;

•	the ability to find, acquire, market, develop and produce new oil and natural gas properties;

•	uncertainties about the estimated quantities of oil and natural gas reserves and in the projection of future rates of production and timing of development expenditures of proved reserves;

•	strength and financial resources of competitors;

•	availability and cost of material and equipment, such as drilling rigs, service costs and transportation pipelines;

•	availability and cost of processing and transportation;

•	changes or advances in technology;

•	the risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry wells, operating hazards inherent to the oil and natural gas business and down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	environmental risks;

•	possible new legislative initiatives and regulatory changes potentially adversely impacting our business and industry, including, but not limited to, national healthcare, hydraulic fracturing, state and federal corporate income taxes, retroactive royalty or production tax regimes, changes in environmental regulations, environmental risks and liability under federal, state and local environmental laws and regulations;

•	effects of the application of applicable laws and regulations, including changes in such regulations or the interpretation thereof;

•	potential losses from pending or possible future claims, litigation or enforcement actions;

•	potential defects in title to our properties or lease termination due to lack of activity or other disputes with mineral lease and royalty owners, whether regarding calculation and payment of royalties or otherwise;

•	the weather, including the occurrence of any adverse weather conditions and/or natural disasters affecting our business;

•	our ability to find and retain skilled personnel; and

•	any other factors that impact or could impact the exploration of oil or natural gas resources, including, but not limited to, the geology of a resource, the total amount and costs to develop recoverable reserves, legal title, regulatory, natural gas administration, marketing and operational factors relating to the extraction of oil and natural gas.

You should not unduly rely on these forward-looking statements in this Proxy Statement, as they speak only as of the date of this Proxy Statement. Except as required by law, we undertake no obligation to publicly update, revise or release any revisions to these forward-looking statements after the date on which they are made to reflect new information, events or circumstances occurring after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

THE ARES TRANSACTIONS

The following is a summary of the material terms of the Purchase Agreements, the Notes and related transactions with the Purchasers and it may not contain all of the information that is important to you, and is qualified in its entirety by the relevant instruments and agreement themselves, which were included as exhibits to our Annual Report, and are incorporated herein by reference. We encourage you to read the relevant instruments and agreements themselves in their entirety. For more information about accessing this and other information that we file with the SEC, please see the section titled “Where You Can Find More Information” below.

Purchase Agreements

On March 3, 2017, pursuant to a Securities Purchase Agreement dated February 16, 2017 (as amended, the “February Purchase Agreement”) among the Company and the Purchasers, the Company issued and sold to the Purchasers (i) $125.0 million aggregate principal amount of its Notes at par for cash and (ii) 29,408,305 shares of Common Stock for $50.0 million cash. The Notes are governed by an Indenture dated March 3, 2017 (the “Original Indenture”) by and among the Company, the subsidiary guarantor named therein, and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral trustee. The Notes, subject to approval of the Proposal, will be convertible into Common Stock or, in certain circumstances, cash in lieu of Common Stock or a combination of cash and shares of Common Stock as described below. In addition, on March 3, 2017, a fund managed by an affiliate of Ares also loaned the Company $250.0 million pursuant to a first-lien secured term loan (the “Term Loan”). The proceeds from the sale of the Notes, the Common Stock and the Term Loan were used to fully repay the $69.2 million outstanding on the Company’s revolving credit facility, which was scheduled to mature on November 14, 2017, and to satisfy and discharge the Company’s $325.0 million 8.625% senior secured notes due May 2018, which were redeemed in accordance with the governing indenture at a price of 102.156% of the principal amount, and to pay the expenses related to the Ares transactions.

The issuance of the shares of Common Stock to the Purchasers on March 3, 2017 was priced based on a 30-trading day volume weighted average trading price (the “VWAP”) of $1.7002 per share, determined as of February 15, 2017, the date immediately prior to the signing date of the February Purchase Agreement. Under the February Purchase Agreement, for so long as the Purchasers, collectively, beneficially own 10% or more of the Common Stock (including for this purpose all shares of Common Stock issuable upon conversion of the Notes), the Purchasers will have certain preemptive rights to purchase their pro rata share of any additional equity securities offered by the Company in the future on similar terms as are offered to other purchasers.

On March 22, 2017, the Company completed the acquisition of additional working and net revenue interests in approximately 66 gross (9.5 net) producing wells and 5,670 net acres of additional STACK oil and gas leasehold interests in Kingfisher County, Oklahoma from multiple sellers for an aggregate cash purchase price of approximately $51.4 million, subject to adjustment for a transaction effective date of March 1, 2017 (the “Acquisition”).

In order to provide funding for the Acquisition and a portion of the Company’s 2017 capital budget, the Company entered into an additional Securities Purchase Agreement dated March 20, 2017 (the “March Purchase Agreement” and together with the February Purchase Agreement, the “Purchase Agreements”) with the Purchasers, pursuant to which, on March 21, 2017, the Company issued and sold at par for cash to the Purchasers an additional $75.0 million aggregate principal amount of the Notes pursuant to a First Supplemental Indenture dated March 21, 2017 to the Original Indenture among the Company, the guarantor named therein and Wilmington Trust, National Association, as indenture trustee and collateral trustee (the “First Supplemental Indenture”). If the Proposal is approved by stockholders on or before July 3, 2017, then (i) the Notes will become convertible at any time at the option of the holder into shares of Common Stock, or cash or a combination of cash and shares of Common Stock in accordance with the terms of the Original Indenture, as amended and supplemented by the First Supplemental Indenture (the “Indenture”) and (ii) under the March Purchase

Agreement, $37.5 million principal of the Notes will be required to be repurchased by the Company pursuant to a mandatory repurchase obligation of the Company (the “Mandatory Repurchase”) in exchange for the issuance of (a) 25,456,521 newly issued shares of Common Stock (the “Repurchase Shares”) and (b) 2,000 shares of the Company’s Special Voting Preferred Stock, par value $0.01 per share, as described in more detail below. Under the Mandatory Repurchase, one Repurchase Share would be issued for $1.4731 of outstanding principal of the repurchased Notes, which was based on the 10-day volume weighted average trading price of the Common Stock for the period ended March 17, 2017.

Indenture

The principal terms of the Notes are governed by the Indenture. The Notes bear interest initially at 6.0% per annum and will mature on March 1, 2022, unless earlier repurchased, redeemed or converted in accordance with the terms of the Indenture. Interest is payable on the Notes on each March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2017.

If the Proposal is approved, the Notes will become convertible at any time at the option of the holder into shares of Common Stock based on an initial conversion rate of 452.4355 shares of Common Stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of $2.2103 per share), subject to certain adjustments and the issuance of additional “make-whole” shares under circumstances specified in the Indenture. Subject to certain limitations, the Company will have the right to settle its conversion obligations on the Notes in cash, shares of Common Stock or a combination of cash and shares of Common Stock. If the Proposal is approved, the Company will have the right to redeem the Notes (i) on or after March 3, 2019, if the last reported sale price per share of Common Stock exceeds 150% of the conversion price for periods specified in the Indenture and (ii) on or after March 1, 2021 without regard to such condition, in each case at cash redemption price equal to the principal amount of the Notes to be redeemed plus accrued interest, if any.

In the event the Proposal is not approved, (a) the Notes will not become convertible into Common Stock and will not be redeemable by the Company prior to maturity except upon payment of a “make-whole” redemption premium and (b) the interest rate on the Notes will increase in increments to 15% per annum, up to 7.0% per annum of which is payable “in kind” through the issuance of additional Notes in the principal amount of such interest at the option of the Company. The interest rate on the Notes will also be subject to an increase in certain circumstances if the Company fails to comply with certain obligations under the Registration Rights Agreement (as defined below), and will increase by 2.0% per annum in the case of certain issuances of Common Stock by the Company at a price below $1.7002 per share (subject to adjustment) (excluding shares issued in a Mandatory Repurchase).

The Notes are secured by a second-priority lien, on substantially all of the assets of the Company. The Indenture restricts the ability of the Company and certain of its subsidiaries to, among other things: (i) pay dividends or make other distributions in respect of the Company’s capital stock or make other restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) make certain dispositions and transfers of assets; (iv) engage in transactions with affiliates; (v) create liens; (vi) engage in certain business activities that are not related to oil and gas; and (vii) impair any security interest. These covenants are subject to a number of exceptions and qualifications.

The Indenture provides that a number of events will constitute an Event of Default (as defined in the Indenture), including, among other things: (i) a failure to pay the Notes when due at maturity, upon redemption or repurchase; (ii) failure to pay interest for 30 days; (iii) the Company’s failure to deliver certain notices; (iv) a default in the Company’s obligation to convert the Notes; (v) the Company’s failure to comply with certain covenants relating to merger, consolidation or sale of assets; (vi) the Company’s failure to comply, for 60 days following notice, with any of the other covenants or agreements in the Indenture; (vii) a default, which is not cured within 30 days, by the Company or any Restricted Subsidiaries (as defined in the Indenture) with respect to any mortgages or any indebtedness for money borrowed of at least $15 million; (viii) one or more final judgments against the Company or any of its Restricted Subsidiaries for the payment of at least $15 million; (ix) the Company’s failure to make any payments required under that certain development agreement; (x) causing any Guarantee (as defined in the Indenture) to cease to be in full force and effect; (xi) the cessation to be in full force and effect of any of the collateral agreements related to the Transactions; and (xii) certain events of bankruptcy or insolvency. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If the Proposal is not approved, then upon any acceleration of the Notes following an Event of Default, holders will be entitled to receive a “make-whole” premium in addition to principal and accrued interest.

If at least a majority of the Notes issued cease to be held by affiliates of Ares after approval of the Proposal, as provided in the Indenture, the liens securing the Notes will be released and substantially all of the restrictive covenants in the Indenture will terminate.

The description of the Original Indenture is qualified in its entirety by reference to the full text of the Original Indenture, a copy of which was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2017. The description of the First Supplemental Indenture is qualified in its entirety by reference to the full text of the First Supplemental Indenture, a copy of which was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2017.

Special Voting Shares

On March 22, 2017, the Company filed a Certificate of Designation of Special Voting Preferred Stock of the Company (the “Certificate of Designation”) with the Secretary of State of the State of Delaware with respect to the creation of a new series of 2,000 shares of the Company’s authorized but unissued preferred stock, par value $0.01 (the “Special Voting Shares”).

The issuance of the 2,000 Special Voting Shares is conditioned upon approval of the Proposal and will be issued in connection with the Mandatory Repurchase by the Company in accordance with the March Purchase Agreement. The Special Voting Shares may be redeemed in whole at a price of $0.01 per share at any time after the Initial Holders (as defined in the Certificate of Designation) Beneficially Own (as defined in the Certificate of Designation) less than 5% of the Common Stock subject to the terms of the Certificate of Designation. There is no mandatory redemption of the Special Voting Shares. Holders of the Special Voting Shares are not entitled to receive any dividends declared and paid by the Company.

Holders of the Special Voting Shares will have no voting rights other than the right to elect two (2) members of the Company’s board of directors for so long as the Initial Holders, any Subsequent Holders (as defined in the Certificate of Designation) and their respective affiliates Beneficially Own at least 15% of the outstanding Common Stock in the aggregate and the right to elect one (1) member of the Board for so long as the Initial Holders, Subsequent Holders and their affiliates Beneficially Own at least 5% but less than 15% of the outstanding Common Stock in the aggregate. The Certificate of Designation contains certain restrictions on transfer of the Special Voting Shares.

Other Matters Relating to the Purchase Agreement

Board Representation. Pursuant to the Purchase Agreements, and so long as the Purchasers beneficially own at least 15% of the Common Stock (excluding shares issuable upon conversion of the Notes), the Purchasers will be entitled to nominate two individuals to serve on an expanded eight member Board. If the Purchasers beneficially own 5% or more, but less than 15% of the Common Stock (excluding shares issuable upon conversion of the Notes), the Purchasers will be entitled to nominate one individual to serve on our Board. The

Purchasers have indicated their intent to designate Nathan W. Walton and Ronald D. Scott as Purchaser’s nominees for directors to serve on the Board. The Board has indicated their intent to appoint these nominees as directors prior to the Annual Meeting of Stockholders of the Company.

Registration Rights Agreement. In connection with the transactions contemplated by the Purchase Agreements, the Company entered into a Registration Rights Agreement (as amended, the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company has agreed that the future resale of the Common Stock sold pursuant to the Purchase Agreements and the shares of Common Stock issued upon conversion of the Notes will be subject to certain registration rights.

The Registration Rights Agreement includes a plan of distribution permitting the Purchasers to sell the covered Common Stock by various means, including in open market sales from time to time, pursuant to underwritten offerings or in negotiated sales. The failure to (i) file a registration statement prior to July 3, 2017, (ii) have the registration statement declared effective on or before July 9, 2017 or (iii) thereafter, with certain exceptions, maintain the effectiveness of the registration statement, will result in additional interest accruing on the Notes for so long as they are outstanding. In addition, under the Registration Rights Agreement, the Company will be required to cooperate in a maximum of four underwritten offerings at the expense of the Company (other than underwriting discounts).

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016:

•	on a historical basis;

•	on a pro forma basis, to give effect to the transactions entered into with Ares, including issuance of the Term Loan, the Notes and Common Stock to the Purchasers, and the application of cash to fund the Acquisition, repayment of the revolving credit facility, premiums to prepay the 8-5/8% senior secured notes and estimated issuance costs; and

•	on a pro forma basis, as further adjusted for the Mandatory Repurchase, which will occur only if the Proposal is approved by our stockholders.

This table should be read in conjunction the historical consolidated financial statements and related notes for the Company as of and for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

	As of December 31, 2016
	Historical	Pro Forma for Ares Financings and Acquisition		Pro Forma As Further Adjusted
	($ in thousands)
Cash and cash equivalents	$71,529	$81,699		$81,699

Long-term debt:
Revolving credit facility	$84,630	$—		$—
8-5/8% senior secured notes due 2018	325,000	—		—
Secured term loan due 2022	—	250,000		250,000
Convertible notes due 2022	—	200,000		162,500 (1)

Total debt:	$409,630	$450,000		$412,500

Stockholders’ deficit
Preferred stock, par value $0.01 per share, 40,000,000 shares authorized
Series A Preferred stock, 10,000,000 shares designated; 4,045,000 shares issued and outstanding at December 31, 2016 with liquidation preference of $25.00 per share	41	41		41
Series B Preferred stock, 10,000,000 shares designated; 2,140,000 shares issued and outstanding at December 31, 2016 with liquidation preference of $25.00 per share	21	21		21
Special Voting Preferred Stock, 2,000 shares designated; no actual or pro forma shares outstanding and 2,000 shares pro forma as further adjusted shares issued and outstanding at December 31, 2016	—	—		—
Common stock, par value $0.001 per share; 550,000,000 and shares authorized at December 31, 2016; 150,377,870 actual shares, 179,786,175 pro forma shares and 205,242,696 pro forma as further adjusted shares issued and outstanding at December 31, 2016	150	180		205
Additional paid-in capital	644,306	694,277		731,752
Accumulated deficit	(784,953)	(808,066	)(2)	(808,066)

Total stockholders’ deficit	$(140,435)	$(113,547)		$(76,047)

Total capitalization	$269,195	$336,453		$336,453

(1)	In accordance with ASC 470-20, a convertible debt instrument that may be settled entirely or partially in cash is required to be separated into a liability and equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes does not reflect the debt discount that we will be required to recognize or the related increase to additional paid-in capital.
(2)	Adjusted for the premium, unamortized deferred financing charges and unamortized discount related to the redemption of the 8 5⁄8% senior secured notes due 2018, unamortized deferred financing charges related to the revolving credit facility and interest accrued through redemption and pay off.

THE PROPOSAL

Our board of directors has determined unanimously that this proposal is in our and our stockholders’ best interests and further directed that the Proposal be submitted for consideration by our stockholders at the Special Meeting.

Background

Since the downturn in domestic oil and natural gas prices which commenced in the last quarter of 2014, management of the Company has been actively managing the Company to avoid a financial restructuring through reducing costs and capital expenditures as well as selling non-core assets to reduce leverage and increase liquidity. Management and the Board of Directors have reviewed numerous financing alternatives and strategies with financial advisors, investment bankers and potential investor groups and strategic partners to address the Company’s significant leverage and looming debt maturities. The Company’s revolving bank credit facility, which was fully drawn to the extent of its available borrowing base, was maturing on November 14, 2017. Its $325.0 million of 8-5/8% senior secured notes were maturing in May 2018.

After the most recent review of alternative proposals, management selected and the Board approved a proposal made by Ares which ultimately reflected the transactions with Purchasers contemplated in the February Purchase Agreement. These transactions were closed on March 3, 2017, when the Company issued and sold to the Purchasers an aggregate of $125.0 million principal of the Notes for cash at par and 29,408,305 shares of Common Stock for $50.0 million cash. The Company used a substantial portion of proceeds, net of transaction costs, from these financing transactions to refinance substantially all of its outstanding indebtedness.

The Company subsequently sought to increase its interest in some of its core properties and negotiated the purchase from private sellers of additional oil and gas leasehold interests in properties in the Acquisition. The Acquisition was funded from proceeds of the further transactions with Purchasers under the March Purchase Agreement which provided for the issuance and sale of an additional $75.0 million principal of the Notes at par for cash to the Purchasers and the agreement to repurchase one-half of the principal of those additional Notes for Common Stock valued at $1.4731 per share, in the event the Proposal was approved by stockholders on or prior to July 3, 2017.

As described in more detail below, we are asking our stockholders to approve, in accordance with Sections 712 and 713 of the NYSE MKT and the terms of the Indenture governing the Notes, the issuance of Common Stock upon exercise of conversion rights of the Notes pursuant to the terms of the Indenture and the consummation of the Mandatory Repurchase. If the Proposal is not approved by stockholders on or before July 3, 2017, the Notes will not become convertible, the interest rate applicable to the Notes will increase substantially, the Notes will cease to be redeemable prior to stated maturity except with the payment of a cash “make whole” premium and the Mandatory Repurchase will not occur.

New York Stock Exchange Requirement

Our Common Stock is listed on the NYSE MKT and, as a result, we are subject to Sections 712 and 713 of the NYSE MKT pursuant to which we are required to obtain stockholder approval prior to any sale, issuance, or potential issuance of common stock, or securities convertible into common stock, in any transaction if the number of shares of common stock issued or issuable upon conversion represents greater than 20% of our outstanding Common Stock and may be viewed as a change in control under NYSE MKT policies. The number of shares of Common Stock, including (i) the shares of Common Stock issued to the Purchasers under the March Purchase Agreement, (ii) shares which may be issued upon the exercise of the right to convert our Notes into Common Stock pursuant to the terms of the governing Indenture and (iii) the shares proposed to be issued in the Mandatory Repurchase, collectively represent greater than 20% of our outstanding Common Stock and may be viewed as a change in control under NYSE MKT policies (though not for other purposes). Consequently, the right of the Purchasers to exercise any conversion rights pursuant to the terms of the Notes and the governing Indenture, and the obligation to issue of 25,456,521 shares of Common Stock to repurchase $37.5 million principal of the currently outstanding Notes in the Mandatory Repurchase, are conditioned on the approval by the Company’s stockholders as required under NYSE MKT Sections 712 and 713. Accordingly, at the Special Meeting, holders of shares of our Common Stock will be asked to consider and vote on the Proposal.

Purpose of the Proposal

The purpose of the Proposal is to approve the right of the Purchasers to exercise the Conversion Right pursuant to the Indenture and as required by the 20% threshold requirement as established by the NYSE MKT rules. The approval by stockholders of the Proposal on or before July 3, 2017 is also a condition to the conversion rights of the Notes under the governing Indenture, which, in turn, is a condition to the Mandatory Repurchase under the March Purchase Agreement.

Approval of the Proposal will further the Company goals by providing for the immediate reduction of $37.5 million of our outstanding Notes and the opportunity to convert our Notes to equity at a price significantly above recent trading prices of our Common Stock. Approval of the Proposal also avoids burdening our future cash flow with increases in our cash requirements for our interest payments on the Notes of up to $20.25 million per year.

Consequences if the Proposal is Approved

In the event that stockholders approve Proposal, the Notes will become convertible at any time the option of the holders into shares of Common Stock based on an initial conversion rate of 452.4355 shares of Common Stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of $2.2103 per share, or 30% above the VWAP of the Common Stock for the 30 trading days prior to execution of the Purchase Agreement), subject to certain adjustments and the issuance of additional “make-whole” shares under circumstances specified in the Indenture. Subject to certain limitations, the Company will have the right to settle its conversion obligations on the Notes in Common Stock, or in cash or a combination thereof.

In addition, Company will have the right to redeem the Notes:

•	on or after March 3, 2019 if the Common Stock trades above 150% of the conversion price for periods specified in the Indenture; and

•	on or after March 1, 2021 without regard to such condition, in each case at par plus accrued interest. The interest rate, conversion rate and other financial terms of the Notes were determined by negotiations between the Company and the Purchasers.

The interest rate on the Notes will be subject to an increase in certain circumstances if the Company fails to comply with certain obligations under the Registration Rights Agreement, or an increase of 2.0% per annum in the case of certain issuances of Common Stock by the Company at below the initial reference price of $1.7002 per share (excluding shares issued in a Mandatory Repurchase).

As a result of any such conversion of the Notes or issuance of shares in the Mandatory Repurchase, existing Company stockholders will incur dilution to their voting interests and will own a smaller percentage of our outstanding Common Stock. Further, following the exercise of the Conversion Right, as a substantial stockholder, the Purchasers will have an increased ability to significantly influence matters submitted to our stockholders for a vote. While our Board believes that approving the Proposal so that the Notes will become convertible and the issuance of shares of Common Stock Mandatory Repurchase will occur is advisable and in the best interests of the Company and our stockholders, you should consider these factors, together with the other information included in this Proxy Statement, in evaluating the Proposal.

Potential Consequences if the Proposal is Not Approved

In the event the proposal made at the Special Meeting is not approved by stockholders on or before July 3, 2017:

•	the outstanding $200.0 million principal of Notes will not be convertible into Common Stock at any time;

•	the $37.5 million in principal of the outstanding Notes will not be retired in exchange for the issuance of 25,456,521 shares of Common Stock;

•	the Notes will not be redeemable by the Company prior to their scheduled maturity on March 1, 2022, except upon payment of a “make-whole” redemption premium;

•	the interest rate on the Notes will increase from 6.0% per annum in increments to 15.0% per annum, up to 7.0% per annum of which may be payable “in kind” through the issuance of additional Notes in the principal amount of such interest at the option of the Company, resulting in increases in cash interest payments of up to $20.25 million per year

•	if we elect to minimize the increase in cash interest payments by issuing full “pay in kind” interest permitted under the Notes by issuing additional Notes, the principal balance of the $200 million Notes would increase to approximately $274 million at maturity, which would also result in an approximate incremental $41 million in cash interest expense for the life of the Notes; and

•	a substantial portion of the Company’s internally generated cash flow will be required to be used to service its debt rather than being invested in its planned capital programs which are intended to increase the value of the Company’s assets.

As a result of these consequences, if the proposal is not approved by our stockholders, the Company’s ability to re-invest in its assets and carry out its business plan may be significantly impaired.

Vote Required for Approval

Assuming the presence of a quorum, approval of the Proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy. Holders of the 29,408,305 shares of Common Stock originally issued on March 3, 2017 to the Purchasers and are not entitled to vote such shares on the Proposal under NYSE MKT policies. Under applicable NYSE MKT rules, abstentions will be deemed votes cast and will have the same effect as votes against the proposal. Broker non-votes will not be counted as votes cast and therefore will not affect the outcome of the vote.

Solicitation of Proxies

We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and the other proxy materials furnished to stockholders. We have hired D.F. King to help us distribute and solicit proxies. We estimate that we will pay D.F. King a fee of approximately $7,500, plus expenses for these services. In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to such beneficial owners. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Questions and Additional Information

If you have any questions about the Proposal or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll Free: 1-800-431-9643

Banks and Brokers Call Collect: 1-212-709-3328

Email: gst@dfking.com

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about the beneficial ownership of Common Stock and preferred stock by:

•	Each of our directors;

•	Each of our executive officers, as listed in the Summary Compensation Table, set forth under Item 11. “Executive Compensation”;

•	All of our executive officers and directors as a group; and

•	Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.

The table below is based upon information supplied by executive officers, directors, principal stockholders and from documents filed with the SEC. Applicable percentages are based on 186,147,733 shares of Common Stock, 4,045,000 shares of Series A Preferred Stock and 2,140,000 shares of Series B Preferred Stock outstanding on March 22, 2017. To the knowledge of our directors and executive officers, as of March 22, 2017, no person, firm or corporation owns, directly or indirectly, or exercise control or direction over voting securities carrying more than 5% of the voting rights attached to any class of our voting securities, except as indicated below. Unless otherwise stated and subject to community property laws where applicable, management believes that all persons named in the following table have sole voting and investment power over all shares of common and preferred stock reported as beneficially owned by them.

	Common Stock		Series A Preferred Stock		Series B Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Our greater than 5% stockholders:
Ares Management LLC(1)	29,408,305	15.8%
2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067
Our non-employee directors(2):
John H. Cassels(3)	250,999	*	—	—%	—	—%
Randolph C. Coley(4)	324,987	*	—	—%	—	—%
Stephen A. Holditch(5)	219,888	*	—	—%	—	—%
Robert D. Penner(6)	353,498	*	—	—%	—	—%
Jerry R. Schuyler(7)	192,938	*	—	—%	—	—%
Our executive officers(2):
J. Russell Porter, President and Chief Executive Officer(8)	2,456,857	1.3%	7,459	*	2,000	*
Michael A. Gerlich, Senior Vice President and Chief Financial Officer(9)	1,154,732	0.6%	2,525	*	2,000	*
Our directors and executive officers, as a group (8 persons)	4,953,899	2.7%	9,984	*	4,000	*

*	Less than 1%
(1)

Based upon shares sold to the Purchasers in the following individual amounts: 1,461,050 shares by AF V Energy I AIV A1 L.P., 1,447,938 shares by AF V Energy I AIV A2 L.P., 1,449,622 shares by AF V Energy I AIV A3 L.P., 1,457,303 shares by AF V Energy I AIV A4 L.P., 1,464,796 shares by AF V Energy I AIV

A5 L.P., 1,455,617 shares by AF V Energy I AIV A6 L.P., 1,423,587 shares by AF V Energy I AIV A7 L.P., 1,442,318 shares by AF V Energy I AIV A8 L.P., 1,461,050 shares by AF V Energy I AIV A9 L.P., 1,461,050 shares by AF V Energy I AIV A10 L.P., 1,442,318 shares by AF V Energy I AIV A11 L.P., 1,423,587 shares by AF V Energy I AIV A12 L.P., 1,715,797 shares by AF V Energy I AIV A13 L.P., and 10,302,272 shares by AF V Energy I AIV B1 L.P. The shares held by AF V Energy I AIV B1, L.P. represent approximately 5.5 % of our outstanding shares of Common Stock. None of the other Purchasers hold shares of Common Stock representing 5.0% or more of our outstanding shares of Common Stock. The Purchasers are managed by ACOF Investment Management LLC (“ACOF”). The sole member of ACOF is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco, LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Holdings Inc. (“Ares Holdings”), whose sole stockholder is Ares. The general partner of Ares is Ares Management GP LLC (“Ares Management GP”), and the sole member of Ares Management GP is Ares Partners Holdco LLC (“Ares Partners”, and together with the Purchasers, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares, and Ares Management GP, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal. Decisions by Ares Partners’ board of managers generally are made by a majority of the members, which majority, subject to certain conditions, must include Antony Ressler. Each of the Ares Entities (other than each of the Purchasers with respect to the shares held directly by it) and the members of Ares Partners’ board of managers and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of Common Stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

In the event the Proposal is approved by stockholders on or before July 3, 2017, we will issue an additional 25,456,521 shares of Common Stock to the Purchasers in the Mandatory Repurchase. An additional 73,520,757 shares of Common Stock (excluding any additional “make whole” shares that may be issuable) will be issuable to the Purchasers assuming the conversion by the Purchasers of the remaining $162.5 million principal of the Notes that would be held by the Purchasers following the Mandatory Repurchase, which would result in the Purchasers holding 45.0% of the shares of Common Stock deemed outstanding as of the date of this table assuming consummation of the Mandatory Repurchase and the conversion by the Purchasers of all remaining outstanding Notes.

In the event the Proposal is approved by stockholders on or before July 3, 2017, we will also issue 2,000 shares of Special Voting Preferred Stock of the Company, par value $0.01, to the Purchasers, which will entitle Purchasers, as the holders of all issued and outstanding shares of such class, to elect up to two members of the Company’s board of directors for so long as the Purchasers collectively own certain minimum percentages of our issued and outstanding shares of Common Stock, as more fully described in “The Ares Transaction – Special Voting Shares.” The Special Voting Preferred Stock is not otherwise entitled to vote for directors generally.

(2)	The contact address for our non-employee directors and executive officers is 1331 Lamar Street, Suite 650, Houston, Texas 77010. Individuals holding unvested restricted common shares have the right to vote those common shares.
(3)	As of March 22, 2017, Mr. Cassels owned 190,756 common shares directly and beneficially held 60,241 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.
(4)	As of March 22, 2017, Mr. Coley owned 224,745 common shares directly, beneficially held 60,241 unvested restricted common shares and held stock options to purchase 40,000 shares of Common Stock, all of which currently are vested and exercisable as of March 22, 2017 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares.
(5)	As of March 22, 2017 Mr. Holditch owned 148,912 common shares directly and beneficially held 70,977 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(6)	As of March 22, 2017, Mr. Penner owned 238,257 common shares directly, beneficially held 60,241 unvested restricted common shares, and held stock options to purchase 55,000 shares of Common Stock, all of which currently are vested and exercisable as of March 22, 2017 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares.
(7)	As of March 22, 2017, Mr. Schuyler owned 121,962 shares of Common Stock directly and beneficially held 70,976 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.
(8)	As of March 22, 2017, Mr. Porter owned 1,911,761 shares of Common Stock directly, beneficially held 365,096 unvested restricted common shares and 150,000 shares of Common Stock in trust and held stock options to purchase 30,000 shares of Common Stock, all of which currently are vested and exercisable as of March 22, 2017 regardless of trading price. Additionally, as of March 22, 2017, Mr. Porter held 372,741 restricted stock units which were granted in place of restricted common stock. These restricted stock units, at the approval of the stockholders of additional shares to the Gastar Exploration Inc. Long-Term Incentive Plan (as amended, the “LTIP”), will be converted to restricted common stock that will vest in three equal annual installments beginning on January 30, 2018. As of March 22, 2017, Mr. Porter also held 690,870 unvested performance based units (“PBUs”). Additionally, as of March 22, 2017, Mr. Porter held 372,741 performance based rights units which were granted in place of performance based units. These performance based rights units, at the approval of the stockholders of additional shares to the LTIP, will be converted to performance based units that will vest in their entirety at the end of a three-year performance period with settlement in common stock between 0% and 200% of the target award based on Gastar’s share price appreciation over the three-year performance period relative to a peer index. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of March 22, 2017, Mr. Porter directly owned 7,459 shares of Gastar USA 8.625% Series A Cumulative Preferred Stock and 2,000 shares of Gastar 10.75% Series B Cumulative Preferred Stock.
(9)	As of March 22, 2017, Mr. Gerlich owned 962,140 shares of Common Stock directly, beneficially held 172,592 unvested restricted common shares and held stock options to purchase 20,000 shares of Common Stock, all of which currently are vested and exercisable as of March 22, 2017 regardless of trading price. Additionally, as of March 22, 2017, Mr. Gerlich held 171,310 restricted stock units which were granted in place of restricted common stock. These restricted stock units, at the approval of the stockholders of additional shares to the LTIP, will be converted to restricted common stock that will vest in three equal annual installments beginning on January 30, 2018. As of March 22, 2017, Mr. Gerlich also held 326,593 unvested PBUs. Additionally, as of March 22, 2017, Mr. Gerlich held 171,310 performance based rights units which were granted in place of performance based units. These performance based rights units, at the approval of the stockholders of additional shares to the LTIP, will be converted to performance based units that will vest in their entirety at the end of a three-year performance period with settlement in common stock between 0% and 200% of the target award based on Gastar’s share price appreciation over the three-year performance period relative to a peer index. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of March 22, 2017, Mr. Gerlich directly owned 2,525 shares of Gastar 8.625% Series A Cumulative Preferred Stock and 2,000 shares of Gastar 10.75% Series B Cumulative Preferred Stock.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same last name and address will receive only one copy of the proxy materials unless we have received instructions from one or more of such stockholders that they would like to receive multiple copies. This procedure reduces duplicate mailings and saves significant printing costs and postage fees. Stockholders who receive a household mailing this year and who would like to receive additional copies of the proxy materials (including with respect to those materials that may be delivered to stockholders in connection with future annual or special meetings of stockholders) should contact us by written notification to our corporate offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010 or by telephone at (713) 739-1800, and upon receipt of such request, we will promptly provide separate copies of the proxy materials. Stockholders who currently receive multiple copies of the proxy materials at their shared address and would like to request “householding” of their communications should notify us of the same at the contact information set out above.

If you have any questions about this Proxy Statement, the Special Meeting or the Proposal after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll Free: 1-800-431-9643

Banks and Brokers Call Collect: 1-212-709-3328

Email: gst@dfking.com

PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

The deadline for a stockholder proposal, including a director nomination, to have been considered for inclusion in our proxy statement for the 2017 annual meeting of stockholders has passed, unless the date for the 2017 annual meeting of the stockholders is changed, as described below, from the date of the 2016 annual meeting of the stockholders (held on June 14, 2016). If the date of the 2017 annual meeting of stockholders is changed by more than 30 days from the date of the last annual meeting, a proposal made in accordance with Rule 14a-8 under the Exchange Act must be received no later than a reasonable time before we begin to print and send our annual proxy materials. In addition, all such proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored annual proxy materials and must be received at our principal executive offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010, Attention: Corporate Secretary.

In order for a stockholder proposal that is made in accordance with our bylaws (and not pursuant to Rule 14a-8 under the Exchange Act) and is not included in our proxy statement to be properly brought before the 2017 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our bylaws, and specifically, must be delivered to our principal executive offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of our 2016 annual meeting of stockholders, unless the date of the 2017 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the date of our 2016 annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to the SEC’s Rule 14a-8) must have been received no earlier than February 14, 2017, and must have been received no later than March 16, 2017, unless the date of the 2017 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the date of our 2016 annual meeting, in which case, any such notice must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by us. We have not yet fixed a date for our 2017 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Additional information relating to us is filed with the SEC at www.sec.gov. Stockholders may contact Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010 to request at no charge copies of our Annual Report, which includes our financial statements for the year ended December 31, 2016.

As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Exchange Act, we are “incorporating by reference” into this Proxy Statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this Proxy Statement. Information that we file subsequently with the SEC will automatically update and supersede this information.

We incorporate by reference into this Proxy Statement the following documents filed with the SEC, and any future documents that we file with the SEC prior to our special meeting, excluding any reports or portions thereof that have been “furnished” (pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules) but not “filed” for purposes of the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 9, 2017; and

•	Current Reports on Form 8-K filed with the SEC on January 11, 2017, January 30, 2017, February 17, 2017, March 7, 2017, March 20, 2017 and March 22, 2017.

This Proxy Statement, or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed in this Proxy Statement. The descriptions of these agreements contained in this Proxy Statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Proxy Statement.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site GASTAR EXPLORATION INC. and follow the instructions to obtain your records and to create an electronic
1331 LAMAR STREET, SUITE 650 voting instruction form. HOUSTON, TX 77010
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E25586-S57408 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
GASTAR EXPLORATION INC.
The Board of Directors recommends you vote FOR Proposal 1. For Against Abstain
1. To approve the issuance of common stock of Gastar Exploration Inc., a Delaware corporation (the “Company”) upon exercise of conversion rights of the Company’s Convertible Notes due 2022 (the “Notes”) pursuant to the terms of such Notes and the indenture governing such Notes and pursuant ! ! ! to a mandatory obligation of the Company to repurchase $37.5 million principal of such outstanding Notes for 25,456,521 shares of common stock.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxyholder will have authority to vote FOR Proposal 1 accordance with the rules and regulations of the Securities and Exchange Commission.
The proxyholder is authorized, in his discretion, to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box ! and write them on the back where indicated.
Please indicate if you plan to attend this meeting. ! !
Yes No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Card and Notice and Proxy Statement are available at www.proxyvote.com.
E25587-S57408
GASTAR EXPLORATION INC. Instrument of Proxy Special Meeting of Stockholders May 2, 2017 10:00 AM, Central Time This proxy is solicited by the Board of Directors
The undersigned stockholder of Gastar Exploration Inc. (the “Company”) hereby appoints J. Russell Porter, President and Chief Executive Officer of the Company, and Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company, or either of them, each with the power to appoint his substitute, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of the Company that the stockholder is entitled to vote at the Special Meeting of Stockholders, to be held at 10:00 AM, Central Time on May 2, 2017, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
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